Exhibit 99.1

Idera Pharmaceuticals Announces Corporate Organizational Changes

— Bryant D. Lim appointed as General Counsel and Secretary of the Board of Directors —

— Chief Financial Officer Louis J. Arcudi III departing the company related to company consolidation to Pennsylvania —

EXTON, PA — September 11, 2018 — Idera Pharmaceuticals, Inc. (NASDAQ: IDRA), a pharmaceutical company focused on the development and commercialization of its proprietary immune modulator, tilsotolimod, for the treatment of cancer, today announced several organization updates.  The company has appointed Bryant D. Lim as Senior Vice President, General Counsel and Secretary of the Board of Directors.

Mr. Lim most recently served as Vice President, Assistant General Counsel of Incyte Corporation.  Prior to Incyte, Mr. Lim held roles of increasing responsibility at ViroPharma Incorporated, Merck & Co., Inc. and Morgan, Lewis & Bockius, LLP.  Mr. Lim began his legal career as a law clerk for a federal judge.  Mr. Lim received his J.D. from Villanova University School of Law, where he serves on its adjunct faculty. Mr. Lim received his Bachelor of Arts from University of Rochester.

“Bryant’s experiences with Incyte will be incredibly valuable to us as we advance tilsotolimod.  Bryant also played an integral role in helping to shape the legal landscape at ViroPharma as the company matured into a commercial entity and I am thrilled to be working together with him again as Idera advances towards becoming a commercial organization,” stated Vincent Milano, Idera’s Chief Executive Officer.

“It is an exciting time in the field of immuno-oncology and equally exciting time to be joining Idera to take part in the development of tilsotolimod,” stated Bryant Lim, Idera’s General Counsel.  “I’m also looking forward to working together again with Vin and the team as we drive Idera towards commercialization of tilsotolimod.”

The company also announced the planned departure of Chief Financial Officer, Louis J. Arcudi III as a result of the company’s recently announced consolidation to Exton, PA headquarters.  Mr. Arcudi joined Idera in 2007 and during his tenure, played an instrumental role in continuing to move Idera forward including several business development deals as well as capital financings and Idera’s initial listing on the NASDAQ market.  The company expects that Mr. Arcudi will continue to serve as Chief Financial Officer through October 31, 2018 and that Mr. Arcudi will serve as an advisor to the company through a consulting agreement after that time.

Continued Milano, “Although it is personally disappointing to me that Lou will no longer be with us on a day-to-day basis as a result of our decision to consolidate all of our operations in Pennsylvania; I am incredibly grateful for all he has done during his tenure to continue to move Idera forward, often during challenging circumstances and often well beyond the typical functions of a Chief Financial Officer.”

“I will sincerely miss my Idera family of the past 11 years,” stated Louis J. Arcudi, III. “I am a very strong believer in tilsotolimod and the team developing this drug and I look forward to seeing the positive impact that it will have on the lives of patients both in melanoma and beyond.”

Mr. John Kirby, Idera’s Vice President of Finance and previously its Vice President of Accounting, will assume leadership of Idera’s Finance function upon Mr. Arcudi’s departure.  Mr. Kirby has been with Idera since 2015 and previously held positions of increasing responsibility at Endo Pharmaceuticals, ViroPharma Incorporated, Astra Zeneca, and KPMG.

About Idera Pharmaceuticals

Harnessing the approach of the earliest researchers in immunotherapy and Idera’s experience in developing proprietary immunology technologies, Idera’s lead development program is focused on priming the immune system to play a more powerful role in fighting cancer, ultimately increasing the number of people who can benefit from immunotherapy. Idera is committed to working with investigators and partners who share the common goal of addressing the unmet needs of patients suffering from difficult to treat, unmet cancers. To learn more about Idera, visit www.iderapharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2017. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor and Media Contact

Robert Doody

Vice President, Investor Relations and Corporate Communications

Office: 484-348-1677

rdoody@iderapharma.com